December ●, 2015

MILLER/HOWARD FUNDS TRUST

CODE OF ETHICS

The Miller/Howard Funds Trust and each of its constituent series or Funds (the “Company”), under the oversight of the Trustees, established this Code of Ethics (the “Code”) that governs rules of conduct for persons who are associated with the Company referred to above. The Code governs their personal investment and other investment-related activities.

The basic rule is very simple: put the client’s interests first. Officers, directors and employees owe a fiduciary duty to, among others, the shareholders of the Funds, to conduct their personal securities transactions in a manner which does not interfere with a Fund’s portfolio transactions or otherwise take unfair advantage of their relationships with the Company. Persons covered by the Code must adhere to these general principles as well as comply with the Code’s specific provisions.

Some of the rules are imposed specifically by law. For example, the laws that govern investment advisers specifically prohibit fraudulent activity, making statements that are not true or that are misleading or omit something that is significant in the context and engaging in manipulative practices. These are general concepts, of course, and over the years the courts, the regulators and investment advisers have issued interpretations and established codes of conduct for their employees and others who have access to their investment decisions and trading activities. Indeed, the rules obligate investment advisers to adopt written rules that are reasonably designed to prevent the illegal activities described above and must follow procedures that will enable them to prevent such activities.

No Covered Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Funds Company:

•	Employ any device, scheme or artifice to defraud the Company;
•
Make to the Company any untrue statement of a material fact or omit to the Company a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business which would operate as a fraud or deceit upon the Company;
•	Engage in any manipulative practice with respect to the Company;

•	Trade while in possession of material non-public information for personal use or disclose such information to others in or outside the Company who have no need for this information.

It is a violation of federal securities laws to buy or sell securities while in possession of material non-public information and illegal to communicate such information to a third party who buys or sells securities.

This Code is intended to assist persons associated with the Company in fulfilling their obligations under the law. The first part lays out who the Code applies to, the second part deals with personal investment activities, the third part deals with other sensitive business practices, and subsequent parts deal with reporting and administrative procedures.

The Code is very important to the Company and persons associated with the Company. Violations not only may cause persons associated with the Company embarrassment, loss of business, legal restrictions, fines and other punishments but for employees may lead to demotion, suspension, firing, ejection from the securities business and very large fines.

I.	Applicability

A.	The Code applies to each of the following:

1.	Any officer, director or Advisory Person (as defined below) of the Company.

2.
Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Company or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Company regarding the purchase or sale of securities.

3.
The Code shall not apply to any director, officer, general partner or person if such individual is required to comply with the code of ethics of the Company’ investment adviser or another organization’s (e.g., Distributor, sub-adviser) code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended.

B.	Definitions

1.	Access Persons. The persons described in items A.1. and A.2. above.

2.
Access Person Account. Includes all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more Access Persons and/or one or more members of an Access Person’s immediate family have a substantial proportionate economic interest. Immediate family includes an Access Person’s spouse and minor children living with the Access Person. A substantial proportionate economic interest will generally be 10% of the principal amount in the case of an account in which only one Access Person has an interest and 25% of the principal amount in the case of an account in which more than one Access Person has an interest, whichever is first applicable. Investment partnerships and similar indirect means of ownership are also included.

As an exception, accounts in which one or more Access Persons and/or their immediate family have a substantial proportionate interest which are maintained with persons who have no affiliation with the Company or Affiliates of the Company and with respect to which no Access Person has, in the judgment of the Chief Compliance Officer after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process are not Access Person Accounts.

3.
Advisory Person. Any employee of the Company or investment adviser (or of any company in a control relationship to the Company or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Company, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or any natural person in a control relationship to the Company or investment adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities by the Company.

4.
Associate Portfolio Managers. Access Persons who are engaged in securities research and analysis for the Company or are responsible for investment recommendations for the Company but who are not particularly responsible for investment decisions with respect to the Company.

5.	Covered Persons. The Company and the Access Persons.

For purposes of the Code, the Chief Compliance Officer shall only be responsible for a Covered Person’s compliance with this Code, unless such Covered Person is otherwise excluded under A.3. above.

6.
Covered Security. Any financial instrument treated as a security for investment purposes and any related instrument such as futures, forward or swap contract entered into with respect to one or more securities, a basket of or an index of securities or components of securities. However, the term Covered Security does not include securities that are direct obligations of the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares of open-end registered investment companies.

7.
Investment Personnel. (i) Any employee of the Company or investment adviser (or of any company in a control relationship to the Company or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; or (ii) any natural person who controls the Company or investment adviser and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

8.	Portfolio Managers. Access Persons who are principally responsible for investment decisions with respect to the Company.

II.	Restrictions on Personal Investing Activities

A.	Basic Restriction on Investing Activities

If a purchase or sale order is pending or under active consideration for the Company, neither the same security nor any related security (such as an option, warrant or convertible security) may be bought or sold for any Access Person Account.

B.	Initial Public Offerings

No security or related security may be acquired in an initial public offering for any Investment Personnel.

C.	Exempt Transactions

Participation on an ongoing basis in an issuer’s dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from the restrictions set forth in paragraph A. above and preclearance under paragraph E. below.

D.	Permitted Exceptions

Purchases and sales of the following Securities are exempt from the restrictions set forth in paragraph A. above and with the pre-clearance requirements of paragraph E. below (except provided that purchases and sales of Non-convertible fixed income securities rated at least “A” need to comply with the preclearance requirements of paragraph E. below):

1.	Non-convertible fixed income securities rated at least “A”;

2.	Equity securities of a class having a market capitalization in excess of $5 billion if the transaction is in 200 shares or a value of $10,000 (whichever value is less);

3.	Equity securities of a class having a market capitalization between $1 billion and $5 billion, if the transaction is no more than $5,000 or 100 shares (whichever value is less); and

4.	Municipal Securities.

In addition, the exercise of rights that were received pro rata with other security holders is exempt if the preclearance procedures are satisfied. Shares of the Company or any other investment company advised by Miller/Howard Investments, Inc. (or any of its affiliates) do not qualify as exceptions for preclearance. IPOs and limited offerings also do not apply to this pre-clearance exception.

E.	Pre-Clearance of Personal Securities Transactions

No Covered Security may be bought or sold for an Access Person Account unless (i) the Access Person obtains prior approval from the Chief Compliance Officer or in the absence of the Chief Compliance Officer, from a designee of the Chief Compliance Officer; (ii) the approved transaction is completed on the same day approval is received; and (iii) the Chief Compliance Officer does not rescind such approval prior to execution of the transaction (See paragraph G. below for details of the Pre-Clearance Process.)

F.	Private Placements

The Chief Compliance Officer will not approve purchases or sale of securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of the Company) and the Chief Compliance Officer concludes, after consultation with one or more of the relevant Portfolio Managers, that the Company would have no foreseeable interest in investing in such security.

G.	Pre-Clearance Process

1.
No Covered Securities may be purchased or sold for any Access Person Account unless the particular transaction has been approved in writing by the Chief Compliance Officer. The Chief Compliance Officer shall review periodically transactions reports to assure that all transactions effected for Access Person Accounts are effected in compliance with this Code.

2.	A Trading Approval Form, attached as Exhibit A, must be completed and submitted to the Chief Compliance Officer for approval prior to entry of an order.

3.
After reviewing the proposed trade and the level of potential investment interest on behalf of the Company in the security in question and the Company’s restricted lists, the Chief Compliance Officer shall approve (or disapprove) a trading order on behalf of an Access Person as expeditiously as possible. The Chief Compliance Officer will generally approve transactions described in paragraph D. above unless the security in question or a related security is on the Restricted List or the Chief Compliance Officer believes for any other reason that the Access Person Account should not trade in such security at such time.

4.
Once an Access Person’s Trading Approval Form is approved, the trade must be executed on the same day. If the Access Person’s trading order request is not approved, or is not executed on the same day it is approved, the clearance lapses although such trading order request may be resubmitted at a later date.

5.
In the absence of the Chief Compliance Officer, an Access Person may submit his or her Trading Approval Form to a designee of the Chief Compliance Officer if the Chief Compliance Officer in its sole discretion wishes to appoint one. The Trading Approval Form for the Chief Compliance Officer must be obtained from a designated supervisory person of the Chief Compliance Officer.

6.
The Chief Compliance Officer shall review all Trading Approval Forms, all initial, quarterly and annual disclosure certifications and the trading activities on behalf of the Company with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code.

The provisions of this Section II shall not apply to any Access Person who is either a “disinterested director” or an officer of the Company who is not employed by the investment adviser, or an affiliate thereof, other than those where they knew or should have known in the course of their duties as a director or officer that the Company of which he is a director or officer has made or makes a purchase or sale of the same or a related security within 15 days before or after the purchase or sale of such security or related security by such director or officer.

Notwithstanding the foregoing, a “disinterested director” shall report at least annually any holdings of shares of the Company or any other investment company advised by Miller/Howard Investments, Inc. (or any of its affiliates)

III. Other Investment-Related Restrictions

A.	Gifts

No Advisory Person shall accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of the Company.

B.	Service as a Director

No Portfolio Manager or Associate Portfolio Manager shall commence service on the Board of Directors of a publicly traded company or any company in which the Company has an interest without prior authorization from the Chief Compliance Officer based upon a determination that the Board service would not be inconsistent with the interests of the Company.

C.	Insider Trading.

Employees and associates of the Company are required to comply with the laws governing the use of material non-public information and the activity commonly known as insider trading or insider dealing.

“Insider information” is generally defined as information about a company that is both material and nonpublic. Under the securities laws of the United States, information is material if a reasonable investor is likely to consider it significant in making an investment decision or if the information is reasonably certain to have a substantial impact on the market price of a company’s securities. Information is nonpublic if it has not been generally disclosed to the marketplace. To become public, information must be disseminated so that it is reasonably available to investors generally. The disclosure of information by a corporate insider to a select group of analysts is not sufficient to make that information public under the U.S. securities laws.

Information regarding the following topics should be considered material in the insider trading context:

•	A forthcoming dividend declaration or omission;
•	Corporate reorganizations or takeovers;
•	The acquisition or loss of a major contract;
•	A major purchase or sale of company assets;
•	An event of default;
•	Knowledge of forthcoming press coverage of a company’s affairs, whether positive or negative;
•	Substantial increases or decreases in earnings projections;
•
Substantial mineral finds by a mining company, regulatory approvals of a product (for example, U.S. Federal Drug Administration approval of a pharmaceutical product), and issuance or denial of patents (to technology or software companies, for example.)

Other types of information have also formed the basis of insider trading accusations.

The sanctions for violations of insider trading rules can be severe.  The Company’s policy prohibits any employee or investment professional from acting upon, misusing or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the President and the CCO, and any violations of the Company’s policy will result in disciplinary action and/or termination.

IV. Reporting and Additional Compliance Procedures

A.
Every Covered Person, including disinterested trustees of the Company and any officer of the Company who is not an employee of Miller/Howard, must submit to the Chief Compliance Officer reports containing the information set forth below with respect to transactions in any Covered Security in which such Covered Person has or by reason of such transactions acquires, any direct or indirect beneficial ownership (as defined in Exhibit B) in the Covered Security; provided, however:

1.
A trustee of the Company who is not an “interested person” of the Company, and who would be required to make a report solely by reason of being a Company director, need not make: (1) an initial holdings report and an annual holdings report and (2) a quarterly transactions report unless the director knew or, in the ordinary course of fulfilling his official duties as a Company director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Company purchased or sold the Covered Security, or the Company or its investment adviser considered purchasing or selling the Covered Security.

2.
A person need not make a report with respect to any transaction effected for, and Covered Security held in, any account over which such person does not have any direct or indirect influence or control.

3.
A Covered Person will be deemed to have complied with the quarterly requirements of this Article IV insofar as the Chief Compliance Officer receives in a timely fashion duplicate monthly or quarterly brokerage statements on which all transactions required to be reported hereunder are described.

B.
Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information (which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person) must be submitted to the Chief Compliance Officer:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date that the report is submitted by the Access Person

C.	Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information must be submitted to the Chief Compliance Officer:

1.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

a)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)	The price of the Covered Security at which the transaction was effected;

d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

e)	The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

a)	The name of the broker, dealer or bank with whom the Access Person established the account;

b)	The date the account was established; and

c)	The date that the report is submitted by the Access Person.

D.
Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted) must be submitted to the Chief Compliance Officer:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

E.
Any report submitted to comply with the requirements of this Article IV may contain a statement that the report shall not be construed as admission by the person making such report that he has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

F.
Annually each Covered Person must certify on a report (the form of which is appended as Exhibit C) that he has read and understood the Code and recognizes that he is subject to such Code. In addition, annually each covered Person must certify that he has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code and that he is not subject to any regulatory disability.

V.	Administration of Code of Ethics

A.	No less frequently than annually, the CCO must furnish to the Company’s board of trustees, and the board of trustees must consider, a written report that

1.
Describes any issues arising under the Code or procedures since the last report to the board of trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that the Company and investment adviser, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VI.	Sanctions

Upon discovering that a Covered Person has not complied with the requirements of this Code, the Board of Trustees of the Company may impose whatever sanctions within its power the Board deems appropriate, including, among other things, termination of the Company’s adviser or recommendations of disgorgement of profit, censure, suspension or termination of employment. Material violations of requirements of this Code by employees or Covered Persons and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Board of Trustees of the Company.

VII.	Exceptions

The Board of Trustees reserves the right to decide, on a case by case basis, exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the Board of Trustees of the Company at its next scheduled meeting.

VIII.	Preservation of Documents

This Code, a copy of each report by a Covered Person, any written report made hereunder by the Company, Affiliates of the Company or the Chief Compliance Officer, any violations and actions taken in response to such violations, and lists of all persons required to make or review reports, generally shall be preserved with the records of the Company for a period of five years after the end of the fiscal year relating to the document, with two years in an easily accessible place, or as otherwise prescribed by the Rule 17j-1(f) of the Investment Company Act of 1940.

IX.	Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by Company or Affiliates of the Company.

X.	Further Information

If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any Securities transaction or transactions, he should consult the Chief Compliance Officer.

EXHIBIT A

MILER/HOWARD FUNDS TRUST
PRE-CLEARANCE TRADING APPROVAL FORM

I, __________________________________________________ (name), am an Access Person and seek pre-clearance to engage in the transaction described below:
Acquisition or Disposition (circle one)
Name of Account: __________________________
Account Number: ___________________________
Date of Request: ____________________________
Security: ___________________________________

Amount or # of Shares: _______________________

Broker: ____________________________________
If the transaction involves a security that is not publicly traded, a description of proposed transaction, source of investment opportunity and any potential conflicts of interest:
I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Company’ Code of Ethics and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any Client.
Signature:__________________________________
Print Name: ________________________________

Approved or Disapproved (Circle One)

Date of Approval:

Signature:___________________________________

Print Name: _________________________________

EXHIBIT B
BENEFICIAL OWNERSHIP
For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term “beneficial ownership” of securities would include not only ownership of securities held by a covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale of voting of such securities, and securities owned by any corporation or similar entry in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity’s portfolio.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death.

Securities held in the name of another should be considered as “beneficially” owned by a Covered Person where such person enjoys “financial benefits substantially equivalent to ownership.” The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he obtains therefrom financial benefits substantially equivalent to those of ownership.
A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

EXHIBIT C

ANNUAL CERTIFICATION OF CODE OF ETHICS
A.
I (a Covered Person) hereby certify that I have read and understood the Code of Ethics, dated September 16, 2014, and recognize that I am subject to its provisions. In addition, I hereby certify that I have complied with the requirements of the Code of Ethics and that I have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics;

B.
Within the last ten years there have been no complaints or disciplinary actions filed against me by any regulated securities or commodities exchange, any self-regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country;

C.
I have not within the last ten years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor; and

D.
I have not been denied permission or otherwise enjoined by order, judgment or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor or as an affiliated person or employee of any investment company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.

Print Name:

Signature:

Date: